(Firm Letterhead)
October 23, 2017
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Western Asset Premium
Liquid Reserves ("Liquid Reserves") and Western Asset Premium U.S.
Treasury Reserves ("Treasury Reserves"), each a series of the Legg Mason Partners Premium Money Market Trust (File No. 811-05812) (together the "Funds") and, under the date of October 16, 2017 for Liquid Reserves and October 17, 2017 for Treasury Reserves, we reported on the financial statements of the Funds as of and for the year ended August 31, 2017. On August 14, 2017 we resigned at the request of the Fund, upon completion of the audit of the Fund's financial statements as of and for the fiscal year ended August 31, 2017 and the issuance of our aforementioned reports, dated October 16, 2017 for Liquid Reserves and October 17, 2017 for
Treasury Reserves. We have read the Funds' statements included under
Item 77K of its Form N-SAR dated October 23, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Funds' statements that the change was approved by the Board of Trustees and we are not in a position to agree or disagree with the Funds' statements that PricewaterhouseCoopers LLP were not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Funds' financial statements.
Very truly yours,
(signed) KPMG LLP


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